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                                                                    EXHIBIT 18


                         [KPMG PEAT MARWICK LETTERHEAD]


Jenny Craig, Inc.
La Jolla, California

August 20, 1997


Ladies and Gentlemen:

We have audited the consolidated balance sheets of Jenny Craig, Inc. and subsidiaries as of June 30, 1996 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997, and have reported thereon under date of August 20, 1997. The aforementioned consolidated financial statements and our audit report thereon are incorporated by reference in the Company's annual report on Form 10-K for the year ended June 30, 1997. As stated in Note 1 to those financial statements, the Company changed its method of accounting for service revenue, retroactively effective as of July 1, 1996 and states that the newly adopted accounting principle is preferable as it provides a better matching of revenues and expenses. Previously, the Company recognized $60 as revenue at the time of each new sale and the remaining service revenue was deferred and recognized as revenue based upon expected customer attendance at the centre. Under the new method, all service fees collected are deferred and recognized as revenue on a straight-line basis over the 14-month period of expected customer attendance at the centres. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of Jenny Craig, Inc.'s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

                                        Very truly yours,


                                        KPMG PEAT MARWICK LLP